PROSPECTUS                                           Filed Pursuant to 424(b)(3)


                                 386,586 Shares

                             PINNACLE SYSTEMS, INC.

                                  COMMON STOCK

                                   ----------

         These shares may be offered and sold from time to time by Hewlett-Packard Company, the selling shareholder. See "Selling Shareholder." The selling shareholder acquired the shares in connection with the acquisition by Pinnacle Systems, Inc. of certain assets from such selling shareholder.

         The selling shareholder will receive all of the net proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. The Company will not receive any of the proceeds from the sale of the shares.

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

         Pinnacle's common stock is traded on the Nasdaq National Market under the symbol "PCLE." On August 24, 1999, the closing sale price of a share of Pinnacle's Common Stock was $33.00.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------



                                 August 25, 1999

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information........................................................  2
Information Incorporated by Reference........................................  2
Forward Looking Information..................................................  3
The Company..................................................................  4
Risk Factors.................................................................  4
Use of Proceeds.............................................................. 13
Selling Shareholder.......................................................... 13
Plan of Distribution......................................................... 13
Experts...................................................................... 14
Legal Matters................................................................ 14

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of PCLE common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

         In this prospectus, "Pinnacle," "we," "us," and "our" refer to Pinnacle Systems, Inc. and its subsidiaries.



                              AVAILABLE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission referred to as the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.



                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders sell all the shares. This prospectus is part of a Registration Statement we filed with the SEC (Registration No. 333-84739). The documents we incorporate by reference are:

         1. our Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

         2. our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

         3. our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

         4. our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         5. our Current Report on Form 8-K as filed with the SEC on March 26, 1999;

         6. Our Current Report on Form 8-K as filed with the SEC on August 13, 1999;

         7. the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the SEC on September 9, 1994; and

         8. the description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A as filed with the SEC on December 19, 1996, as amended May 19, 1998.

         You may request a copy of these filings, at no cost, by written or oral request to the following address: Chief Financial Officer, Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94043; telephone number (650) 526-1600.

                           FORWARD LOOKING INFORMATION

         This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended June 30, 1998, incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in this Prospectus under "Risk Factors."

                                   THE COMPANY

         We design, manufacture, market and support video post-production tools for high quality real time video processing. The Company's products combine computer based and specialized video processing technologies which perform a variety of video post-production functions such as the addition of special effects, graphics and titles to multiple streams of live or previously recorded video material. The Company's products address needs in the broadcast, desktop or professional and consumer video post-production markets.

         The Company was incorporated in California in 1986. The Company maintains its executive offices at 280 North Bernardo Avenue, Mountain View, California 94043, and its telephone number is (650) 526-1600.

                                  RISK FACTORS

         We have grown rapidly and expect to continue to grow rapidly. If we fail to effectively manage this growth, our financial results could suffer.

         We have in the past experienced rapid growth and anticipate that we may grow at a rapid pace in the future. For example, net sales in fiscal 1998 were $105.3 million compared to $37.5 million in fiscal 1997 and net sales in the nine-month period ended March 31, 1999 increased 51.4% over the same period last year. As a result of recent acquisitions, we have increased the number of employees, including the addition of approximately 235 employees in connection with the Hewlett-Packard, Inc., Truevision, Inc. and miro Computer Products AG acquisitions, and many are now geographically dispersed. This growth places increasing demands on our management, financial and other resources. We have built these resources and systems to account for such growth, but continued and/or accelerated growth may require us to increase our investment in such systems, or to reorganize our management team. Such changes, should they occur, could cause an interruption or diversion of focus from our core business activities and have an adverse effect on financial results.

         Any failure to successfully integrate the businesses we have acquired could negatively impact us.

         In August 1999, we closed the transaction with Hewlett-Packard Inc., and in March 1999, we completed the acquisitions of Truevision, Inc and Shoreline Studios, Inc. We may in the near- or long-term pursue acquisitions of complementary businesses, products or technologies. Integrating acquired operations is a complex, time-consuming and expensive process. All acquisitions involve risks that could materially and adversely affect our business and operating results. These risks include:

         - Distracting management from the day-to-day operations of our business

         - Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel

         - The potential to result in dilutive issuance of our equity securities

         - The incurrence of debt and amortization expenses related to goodwill and other intangible assets

         There are various factors which may cause our net revenues and operating results to fluctuate.

         Our quarterly and annual operating results have varied significantly in the past and may continue to fluctuate because of a number of factors, many of which are outside our control. These factors include:

         - Timing of significant orders from and shipments to major OEM customers

         -        Timing and market acceptance of new products

         -        Success in developing, introducing and shipping new products

         - Dependence on distribution channels through which our products are sold

         -        Increased competition and pricing pressure

         - Accuracy of our and our resellers' forecasts of end user demand

         -        Accuracy of inventory forecasts

         -        Ability to obtain sufficient supplies from our subcontractors

         -        Timing and level of consumer product returns

         -        Foreign currency fluctuations

         -        Costs of integrating acquired operations

         - General domestic and international economic conditions, such as the recent economic downturn in Asia and Latin America.

         We also experience significant fluctuations in orders and sales due to seasonal fluctuations, the timing of major trade shows and the sale of consumer products in anticipation of the holiday season. Sales usually slow down during the summer months of July and August, especially in Europe. Also, we attend a number of annual trade shows which can influence the order pattern of products, including CEBIT in March, the NAB convention held in April, the IBC convention held in September and the COMDEX exhibition held in November. Our operating expense levels are based, in part, on our expectations of future revenue and, as a result, net income would be disproportionately affected by a shortfall in net sales. Due to these factors, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

         Our stock price may be volatile.

         The trading price of our common stock has in the past and could in the future fluctuate significantly. The fluctuations have been or could be in response to numerous factors including:

         -        Quarterly variations in results of operations

         - Announcements of technological innovations or new products by us, our customers or competitors

         -        Changes in securities analysts' recommendations

         -        Announcements of acquisitions

         -        Earnings estimates for us

         -        General fluctuations in the stock market

         Our revenues and results of operations may be below the expectations of public market securities analysts or investors. This could result in a sharp decline in the market price of our common stock.

         In addition, stock markets have from time to time experienced extreme price and volume fluctuations. The market prices for high technology companies have been particularly affected by these market fluctuations and such effects have often been unrelated to the operating performance of such companies. These broad market fluctuations may cause a decline in the market price of our common stock.

         In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been brought against the issuing company. Although no such litigation has been brought against us, it is possible that similar litigation could be brought against us. Such litigation could result in substantial costs and would likely divert management's attention and resources. Any adverse determination in such litigation could also subject us to significant liabilities.

         We may fail to sell products in the consumer market.

         We entered the consumer market with the purchase of the VideoDirector product line from Gold Disk in June 1996. We began shipping our first internally developed consumer product, the VideoDirector Studio 200, in March 1997 and began shipping a successor product, the Studio 400 in June 1998. In addition, with the Miro Acquisition in August 1997, we acquired Miro's consumer products and European sales organization. We aim to continue to expend resources to develop, market and sell products into the consumer market. In this endeavor, we need to continue to develop and maintain the following capabilities:

         -        Marketing   and  selling   products   through   the   consumer
                  distribution channels.

         -        Establish relationships with distributors and retailers

         - A fully developed infrastructure to support electronic retail stores and telephone and Internet orders.

         Additionally, factors beyond our control could hurt consumer product sales and consequently our financial condition. These factors include:

         - Potential compatibility problems with other manufacturers' electronic components

         -        The risk of obsolete inventory and inventory returns

         - The growth of the consumer video market is difficult to predict

         If our products do not keep pace with the technological developments in the rapidly changing video post-production equipment industry, then we may be adversely affected.

         The video post-production equipment industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. Delays in the introduction or shipment of new or enhanced products, our inability to timely develop and introduce such new products, the failure of such products to gain significant market acceptance or problems associated with new product transitions could materially harm our business, particularly on a quarterly basis.

         We are critically dependent on the successful introduction, market acceptance, manufacture and sale of new products that offer our customers additional features and enhanced performance at competitive prices. Once a new product is developed, we must rapidly commence volume production. This process requires accurate forecasting of customer requirements and attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires us to manage the transition from older, displaced products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. For example, the introduction of DVExtreme, Lightning and Studio 400 has resulted in a significant decline in sales of Prizm, Flashfile and Studio 200 and a write down of inventory. In addition, as is typical with any new product introduction, quality and reliability problems may arise. Any such problems could result in reduced bookings, manufacturing rework costs, delays in collecting accounts receivable, additional service warranty costs and a limitation on market acceptance of the product.
         If we do not effectively compete, our business will be harmed.

         The market for our products is highly competitive. We compete in the broadcast, desktop and consumer video production markets. We anticipate increased competition in each of the broadcast, desktop and consumer video production markets, particularly since the industry is undergoing a period of technological change and consolidation. Competition for our broadcast, consumer and video products is generally based on:

         -        Product performance

         -        Breadth of product line

         -        Quality of service and support

         -        Market presence

         -        Price

         - Ability of competitors to develop new, higher performance, lower cost consumer video products

         Certain competitors in the broadcast, consumer and video market have larger financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than we do. In addition, some competitors have established relationships with current and potential customers of ours and offer a wide variety of video equipment that can be bundled in certain large system sales.

         Principal competitors in the broadcast market include:

                  Chyron Corporation
                  Matsushita Electric Industrial Co. Ltd.
                  Quantel Ltd. (a division of Carlton Communications Plc) Accom, Inc.
                  Sony Corporation
                  Tektronix
                  SeaChange

         Principal competitors in the desktop and consumer markets are:

                  Quantel Ltd. (a division of Carlton Communications Plc) Accom, Inc.
                  Sony Corporation
                  Avid Technology, Inc.
                  Digitel Processing Systems, Inc.
                  Fast Multimedia
                  Iomega Corp.
                  Matrox Electronics Systems, Ltd.
                  Hauppauge
                  Media 100, Inc.
                  Adobe Systems, Inc.

         These lists are not all-inclusive.

         The consumer market in which certain of our products compete is an emerging market and the sources of competition are not yet well defined. There are several established video companies that are currently offering products or solutions that compete directly or indirectly with our consumer products by providing some or all of the same features and video editing capabilities. In addition, we expect that existing manufacturers and new market entrants will develop new, higher performance, lower cost consumer video products that may compete directly with our consumer products. We expect that potential competition in this market is likely to come from existing video editing companies, software application companies, or new entrants into the market, many of which have the financial resources, marketing and technical ability to develop products for the consumer video market. Increased competition in any of these markets could result in price reductions, reduced margins and loss of market share. Any of these effects could materially harm our business.

         We are dependent on contract manufacturers and single or limited source suppliers for our components. If these manufacturers and suppliers do not meet our demand either in volume or quality, then we could be materially harmed.

         We rely on subcontractors to manufacture our consumer products and the major subassemblies of our broadcast and desktop products. We and our manufacturing subcontractors are dependent upon single or limited source suppliers for a number of components and parts used in our products, including certain key integrated circuits. Our strategy to rely on subcontractors and single or limited source suppliers involves a number of significant risks, including:

         -        Loss of control over the manufacturing process

         -        Potential absence of adequate capacity

         -        Potential delays in lead times

         -        Unavailability of certain process technologies

         - Reduced control over delivery schedules, manufacturing yields, quality and costs

         -        Unexpected increases in component costs

         If any significant subcontractor or single or limited source suppliers becomes unable or unwilling to continue to manufacture these subassemblies or provide critical components in required volumes, we will have to identify and qualify acceptable replacements or redesign our products with different components. Additional sources may not be available and product redesign may not be feasible on a timely basis. This could materially harm our business. Any extended interruption in the supply of or increase in the cost of the products, subassemblies or components manufactured by third party subcontractors or suppliers could materially harm our business.

         We rely heavily on dealers and OEMs to market, sell, and distribute our products. In turn, we depend heavily on the success of these resellers. If these resellers do not succeed in effectively distributing our products, then our financial performance will be negatively affected.

         These resellers may:

         -        Not effectively promote or market our products

         -        Experience financial difficulties and even close operations

         Our dealers and retailers are not contractually obligated to sell our products. Therefore, they may, at any time:

         -        Refuse to promote or pay for our products

         -        Discontinue our products in favor of a  competitor's product

         Also, with these distribution channels standing between them and the actual market, we may not be able to accurately gauge current demand for products and anticipate demand for newly introduced products. For example, dealers may place large initial orders for a new product just to keep their stores stocked with the newest products and not because there is a significant demand for them.

         As to consumer products offerings, we have expanded our distribution network to include several consumer channels, including large distributors of products to computer software and hardware retailers, which in turn sell products to end users. We also sell our consumer products directly to certain retailers. Rapid change and financial difficulties of distributors have characterized distribution channels for consumer retail products. These arrangements have exposed us to the following risks, some of which are out of our control:

         - We are obligated to provide price protection to such retailers and distributors and, while the agreements limit the conditions under which product can be returned to us, we may be faced with product returns or price protection obligations.

         - The distributors or retailers may not continue to stock and sell our consumer products.

         -        Retailers  and  retail   distributors  often  carry  competing
                  products.

         Any of the foregoing events could materially harm our business.

         If certain of our key employees leave or are no longer able to perform services for us, it could have a material adverse effect on our business.

         We believe that the efforts and abilities of our senior management and key technical personnel are very important to our continued success. Only one of our senior management or key technical personnel is bound by an employment agreement and none are the subject of key man life insurance.

         We may not be able to attract and retain a sufficient number of managerial personnel and technical employees to compete successfully.

         Our success is dependent upon our ability to attract and retain qualified technical and managerial personnel. There are not enough engineers, technical support, software services and managers available to meet the current demands of the computer industry. We may not be able to retain our key technical and managerial employees or attract, assimilate and retain such other highly qualified technical and managerial personnel as required in the future. Also, employees may leave our employ and subsequently compete against us, or contractors may perform services for competitors of ours. If we are unable to retain key personnel, our business could be materially harmed.

         We may be unable to protect our proprietary information and procedures effectively.

         We must protect our proprietary technology and operate without infringing the intellectual property rights of others. We rely on a combination of patent, copyright, trademark and trade secret laws and other intellectual property protection methods to protect our proprietary technology. In addition, we generally enter into confidentiality and nondisclosure agreements with our employees and OEM customers and limit access to and distribution of our proprietary technology. These steps may not protect our proprietary information nor give us any competitive advantage. Others may independently develop substantially equivalent intellectual property or otherwise gain access to our trade secrets or intellectual property, or disclose such intellectual property or trade secrets. If we are unable to protect our intellectual property, our business could be materially harmed.

         We may be adversely affected if we are sued by a third party or if we decide to sue a third party for infringement.

         There has been substantial litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to us, to protect our trade secrets, trademarks and other intellectual property rights owned by us, or to defend us against claimed infringement. This litigation may

         - Divert management's attention away from the operation of our business

         -        Result in the loss of our proprietary rights

         -        Subject us to significant liabilities

         -        Force us to seek licenses from third parties

         -        Prevent us from manufacturing or selling products.

         Any of these results could materially harm our business.

         In the course of business, we have in the past received communications asserting that our products infringe patents or other intellectual property rights of third parties. We investigated the factual basis of such communications and negotiated licenses where appropriate. It is likely that in the course of our business, we will receive similar communications in the future. While it may be necessary or desirable in the future to obtain licenses relating to one or more of our products, or relating to current or future technologies, we may not be able to do so on commercially reasonable terms or at all. These disputes may not be settled on commercially reasonable terms and may result in long and costly litigation.

         Because we sell products internationally, we are subject to additional risks.

         Sales  of  our   products   outside   of  North   America   represented
approximately 64% of net sales in the nine month period ended March 31, 1999 compared to 57.6%, 39.7% and 38.7% of net sales in the fiscal years that ended June 30, 1998, 1997 and 1996 respectively. We expect that international sales will continue to represent a significant portion of our net sales, particularly in light of our increased European sales as a result of the Miro Acquisition and the addition of the Miro European sales channel. We make foreign currency denominated sales in many, primarily European, countries. This exposes us to risks associated with currency exchange fluctuations. Although the dollar amount of such foreign currency denominated sales was nominal during fiscal 1997, it increased substantially during fiscal 1998 and 1999, especially for sales of consumer and desktop products into Europe. In fiscal 1999 and beyond, we expect that a majority of our European sales will be denominated in local foreign currency including the Euro. The Company has developed natural hedges for some of this risk in that most of the European selling expenses are also denominated in local currency. In addition to foreign currency risks, international sales and operations may also be subject to the following risks:

         -        Unexpected changes in regulatory requirements

         -        Export license requirements

         -        Restrictions on the export of critical technology

         - Generally longer receivable collection periods and difficulty in collecting accounts receivable

         -        Political instability

         -        Trade restrictions

         -        Changes in tariffs

         -        Difficulties in staffing and managing international operations

         -        Potential insolvency of international dealers

         We are also subject to the risks of generally poor economic conditions in certain areas of the world, most notably Asia. These risks may harm our future international sales and, consequently, our business.

         Computer software, components and systems used by or designed by us or used by third parties with whom we regularly deal may not be able to process date/time information between the twentieth and twenty-first century. This inability could cause the disruption or failure of such computer systems. Our business could be interrupted materially as a result of such disruption or failure.

         Like many other companies, we are potentially susceptible to the year 2000 problem, i.e., computer systems will not correctly recognize and process date information beyond the year 1999. In addition, moving from 1999 to 2000 may cause problems since some systems' programming assigns special meaning to certain dates, such as 9/9/99, and the year 2000 is a leap year.

         We are conducting a program to confront these potential problems. This program involves assessing all areas that may be affected by or responsible for a year 2000 problem and initiating changes wherever necessary. Some of the activities include:

         -        Assessing  all  major   categories  of  systems  used  by  us,
                  including manufacturing, sales and financial systems

         - Working with key suppliers of products and services to determine that their operations and products are year 2000 capable, or to monitor their progress toward year 2000 capability

         - Discussing contingency planning to address potential problem areas with internal systems and with suppliers and other third parties

         - Implementing a program to assess the capability of our products to handle the year 2000

         It is expected that assessment, remediation and contingency planning activities will be ongoing throughout 1999 with the goal of appropriately resolving all material internal systems and third party issues. Further, we have contingency plans, but if these planning activities fail, our business could be materially harmed. It is uncertain to what extent we will be affected by the year 2000 problem, and if third parties or suppliers have year 2000 problems, our business may be materially harmed.

         To assist customers in evaluating their year 2000 issues, we have assessed the capability of our current and discontinued products. Products have been assigned to one of the four following categories: "Year 2000 Compliant," "Year 2000 Compliant with minor issues" "Year 2000 non-compliant," "No evaluation done--will not test." "Year 2000 Compliant" means that when used properly and in conformity with the product information provided by us, and when used with "Year 2000 Compliant" computer systems, the product will accurately store, display, process, provide, and/or receive data from, into, and between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with our product properly exchanges date data with our product. Based on our

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tests, we believe that all current products shipping,  which run under Microsoft
Windows NT or Windows 95, will be "Year 2000 compliant." Final results of our complete product testing will be published by fall 1999.

         The cost which will be incurred by us regarding the implementation of year 2000 compliant internal information systems, testing of current or older products for year 2000 compliance, and answering and responding to customer requests related to year 2000 issues, including both incremental spending and redeployed resources, is currently not expected to exceed $500,000. The total cost estimate does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. In some instances, the installation schedule of new software and hardware in the normal course of business is being accelerated to also afford a solution to year 2000 capability issues. The total cost estimate is based on the current assessment of the projects and is subject to change. If actual cost of year 2000 compliance materially exceeds our current estimate, our business could be harmed.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares by the selling shareholder.

                               SELLING SHAREHOLDER

         Hewlett-Packard Company, the selling shareholder, acquired a total of 675,170 shares in connection with our acquisition of certain of the assets of the selling shareholder pursuant to an Asset Purchase Agreement dated June 30, 1999. The 773,172 shares held by the selling shareholder represent approximately 3.3% of the outstanding common stock of Pinnacle of the as of August 2, 1999. All 386,586 of the shares offered hereby are being sold by the selling shareholder. Upon completion of this offering, the selling shareholder will own approximately 386,586 of the outstanding shares of Common Stock of Pinnacle, representing 1.6% of the outstanding common stock of Pinnacle as of August 2, 1999.

         Pursuant to the terms of the Stock Restriction and Registration Rights Agreement dated as of August 2, 1999 (the "Registration Rights Agreement"), between Pinnacle and the selling shareholder, Pinnacle undertook to use commercially reasonable efforts to register certain of the shares held by the selling shareholder within five days of the date of issuance of shares in connection with the closing of the acquisition. The Registration Rights Agreement also includes certain indemnification arrangements with the selling shareholder.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by the selling shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the common stock of Pinnacle may then be listed, in the over-the-counter market or otherwise in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the shares as agent or may purchase such shares as principal and resell them for their own account pursuant to this prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or purchasers the shares, for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the selling shareholder and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act.

         The Registration Rights Agreement provides that we will indemnify the selling shareholder against certain liabilities, including liabilities under the Securities Act.

         We may suspend the use of this prospectus for a discrete period of time, not exceeding 30 days, if, in the good faith determination of our board of directors, a development has occurred or condition exists as a result of which the Registration Statement or this prospectus contains or incorporates by reference a material misstatement or omission, the correction of which would require the premature disclosure of confidential information that would, in the good faith determination of the board of directors, materially and adversely affect the Company. We may not exercise this delay right more than once in any twelve-month period. We are obligated in the event of such suspension to use our reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. This offering will terminate on the earliest of (a) two years from the date of issuance of the shares or (b) the date on which all shares offered hereby have been sold by the selling shareholder or (c) such time as all of the shares can be sold by the selling shareholder within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 thereunder.

         Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the selling shareholder will sell any or all of the shares of Pinnacle common stock offered by it hereunder.

                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of June 30, 1998 and 1997 and for each of the years in the three-year period ended June 30, 1998 have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for Pinnacle by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                      -14-